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                                                                   EXHIBIT 10.12

                           NON-COMPETITION AGREEMENT


          THIS NON-COMPETITION AGREEMENT is entered effective as of July 1, 1992 by and between Ed L. Vinecour (hereinafter referred to as "Covenantor") and ATG, Inc., a California corporation (hereinafter referred to as "the Company").

                                  WITNESSETH:

          WHEREAS, effective as of July 1, 1992, Covenantor entered into a STOCK PURCHASE AGREEMENT with the Company (hereinafter referred to as "the Agreement") pursuant to which Seller agreed to sell to the Company, in complete redemption, 669,375 shares of the outstanding common stock of the Company which constitutes all of Covenantor's right, title and interest in and to shares of any and all interests in the Company except as issued pursuant to the Agreement; and

          WHEREAS, a condition to the purchase and sale contemplated in the Agreement is that Covenantor agree to forego his right to compete with the Company in accordance with the terms and conditions herein contained;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties hereto agree as follows:

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     1.   COVENANT NOT TO COMPETE.

          Covenantor agrees that he will not at any time within the ten (10) year period immediately following the consummation of the purchase and sale described in the Agreement, either directly or indirectly, engage in the low level nuclear waste collection, processing, recycling and/or disposal business within the United States of America or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in the low level nuclear waste collection, processing, recycling and/ or disposal business in said territory for so long as the Company or any person deriving title to the goodwill of the Company, shall engage in this activity in such territory. The foregoing notwithstanding, the ownership of less than five percent (5%) of any one class of the publicly traded securities of a corporation which has total assets exceeding One Million Dollars ($1,000,000.00) shall not be prohibited by the provisions of this paragraph.

     2.   CONSIDERATION.

       For and in consideration of Covenantor's covenant not to compete herein above contained, the Company agrees to pay to Covenantor the sum of Two Hundred Ninety Thousand Dollars ($290,000.00) payable in annual installments on each July 1st, commencing on July 1, 1993 in accordance with the following schedule:

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
PAYMENT DATE               PAYMENT AMOUNT
July 1, 1993               $20,000.00
July 1, 1994               $90,000.00
July 1, 1995               $90,000.00
July 1, 1996               $90,000.00

       At the written election(s) of Covenantor given to the Company at least thirty (30) days prior to any payment date set forth above, in lieu of the payments otherwise due hereunder Company shall purchase for Covenantor such annuity policy or policies as may be designated by Covenantor provided that the acquisition cost of same shall not exceed the payment amount otherwise then due hereunder. This option may be exercised in whole or in part with respect to any payment due by the company to Covenantor hereunder.


     3.   DEFAULT BY COVENANTOR.

       In the event that Covenantor defaults under this Agreement and fails to cure such default within thirty (30) days of the date of written notice from the Company given in the manner herein provided, then and in that event the Company shall be entitled to injunctive relief, and such other relief as may be provided by law or in equity. Covenantor hereby acknowledges and agrees that any breach by him of the covenant not to compete contained herein is likely to result in injury of a nature which would justify the entry of an injunction and temporary restraining order against Covenantor to restrain any such breach. In the event of any such breach by

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Covenantor, the Company shall be also entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain consequential damages and to enforce the specific performance of Covenantor's covenant herein contained.

     4.   JUDICIAL MODIFICATION.

          If any part of this Agreement is found to be unenforceable, the remainder of this Agreement shall be preserved in full force and effect and the covenant not to compete herein contained shall be modified to the minimum extent necessary to rake it enforceable under the laws of the State of California.

     5.   NOTICES.

          Any notice or request required or permitted to be given shall be given in writing and shall be deemed to have been given when deposited in the United States of America mail, first class, postage prepaid, duly addressed, registered or certified, return receipt requested, at the following addresses, or at such other address or addresses as is directed by either party by written notice delivered to the other as in this paragraph provided:

           COVENANTOR                       COMPANY

     Ed L. Vinecour                    ATG, Inc.
     Route 1, Box AA 280               Fremont Boulevard
     Oakley, CA 94562                  Fremont, CA 94538

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     6.   INUREMENT.

          This Agreement shall inure to the benefit of and shall be binding upon the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

     7.   ATTORNEY'S FEES.

          In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys fees and costs.

     8.   AGREEMENT

          This Agreement contains the entire agreement of the parties hereto and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no express or implied representations, warranties, arrangements or understandings, oral or written, between and among the parties hereto, relating to the subject matter contained in this Agreement which are not fully expressed herein.

     9.   GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the provisions of the laws of the State of California.

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     Executed on the day and year first above written at Fermont, California.


     "COVENANTOR"                _______________________________
                                 Ed L. Vinecour



     "COMPANY"                  ATG, INC.
                                a California corporation



                                By ____________________________
                                Authorized Representative

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